Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-269063, 333-268064 and 333-264518) of Quantum Computing Inc. of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated September 11, 2024 relating to the consolidated financial statements, which appears in this Amendment No. 1 to the Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

September 11, 2024